 Michael A. Bless Named CFO of Century Aluminum Company

MONTEREY, CA. January 9, 2006 -- Century Aluminum Company (NASDAQ:CENX)
announced today that Michael Bless will succeed David Beckley as chief financial officer, effective Jan. 23, 2006. Mr. Beckley, who will retire after ten years of service, will remain with Century through the first quarter of 2006 to assist with transition matters.

Mr. Bless most recently served as managing director of M. Safra & Co. in New York, a private investment firm. Prior to this, he served as senior vice president and chief financial officer of Rockwell Automation, Inc.

Before joining Rockwell, Mr. Bless spent ten years as an investment banker with Dillon,
Read & Co. Inc., where he rose from the position of financial analyst to senior vice president, focusing on industrial companies and mergers and acquisitions. Mr. Bless is a
1987 graduate of Princeton University.

"We are very pleased to bring Mike onboard," said Century chief executive officer Logan
Kruger. "His broadly-based financial expertise, combined with his background in the manufacturing sector, should serve us well as we continue to improve our competitiveness in the global aluminum industry."

Century presently owns 615,000 metric tonnes per year (mtpy) of primary aluminum capacity. The company owns and operates a 244,000 mtpy plant at Hawesville,
Kentucky; a 170,000 mtpy plant at Ravenswood, West Virginia; and a 90,000 mtpy plant at Grundartangi, Iceland that is being expanded to 220,000 mtpy. The company also owns a 49.67-percent interest in a 222,000 mtpy reduction plant at Mt. Holly, South
Carolina. Alcoa Inc. owns the remainder of the plant and is the operating partner. With the completion of the Grundartangi expansion, Century's total capacity will stand at
745,000 mtpy by mid-2007. Century also holds a 50-percent share of the 1.25 million mtpy Gramercy Alumina refinery in Gramercy, Louisiana and related bauxite assets in
Jamaica. Century's corporate offices are located in Monterey, California.

This press release may contain "forward-looking statements" within the meaning of U.S.
federal securities laws. The company has based its forward-looking statements on current expectations and projections about the future; however, these statements are subject to risks, uncertainties and assumptions, any of which could cause the company's actual results to differ materially from those expressed in its forward-looking statements.
More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in the company's Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. The company does not undertake, and specifically disclaims, any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such forward-looking statements are made.

Contact:

Michael Dildine
831-642-9364
mdildine@centuryca.com